Exhibit 16.1

October 15, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Elandia International, Inc. under Item 4.01 of its Form 8-K filed on October 6, 2009. We agree with the statements concerning our Firm in such Form 8-K, except that we disagree with the statement made in the third paragraph that “(ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.” There were reportable events that are required to be disclosed pursuant to Item 304(a)(1)(v) of Regulation S-K. Marcum communicated to the Company as disclosed in its Form 10Q item 4T for the six months ended June 30, 2009 and in its Form 10K item 9A(T) for the fiscal years ended December 31, 2008 and 2007, the existence of material weaknesses in the Company’s internal control over financial reporting. We are not in a position to agree or disagree with other statements made by Elandia International, Inc. contained therein.

Very truly yours,

Marcum LLP